PRESS RELEASE

3975 East Bayshore Road
Palo Alto, CA 94303
Phone: (650) 962-9111	Contact:
Fax: (650) 967-8713	To: Roween Nacionales
www.southwall.com	Southwall Technologies
Phone: (650) 962-9111
Email: rnacionales@southwall.com

For Immediate Release

Southwall Technologies Inc. Promotes Sylvia Kamenski to Vice President of Finance

Palo Alto, California - December 16, 2005 - Southwall Technologies Inc. (OTC BB:SWTX.OB), a global developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass and architectural markets, announced today the appointment of Sylvia Kamenski as Vice President, Finance, reporting to Thomas G. Hood, President and CEO.

Sylvia Kamenski joined Southwall in June of 2004 as Corporate Controller. Ms. Kamenski was appointed as Acting CFO in June 2005, and has played an expanded role in the management of the financial operations for the Company. In her new position as Vice President, Finance, Ms. Kamenski will manage Southwall’s financial reporting, daily accounting functions, investor relations, and financial planning and accounting staff.

“I am extremely pleased to be able to offer Sylvia this well-deserved promotion”, said Thomas G. Hood, President and CEO. “Sylvia’s leadership, skills and hard work have helped to measurably improve Southwall’s systems and disciplines in the accounting and finance part of our business.”

Prior to joining Southwall, Ms. Kamenski worked in senior financial positions at Genus, Inc., Acuson Corporation, Raychem Corporation and other Silicon Valley companies. Ms. Kamenski began her career in the audit and tax departments of Price Waterhouse, LLP (now PricewaterhouseCoopers) where she received her Certified Public Accountant certification.

About Southwall Technologies Inc.

Southwall Technologies Inc., designs and produces thin film products that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and sells advanced thin film coatings to over 25 countries around the world. Southwall’s customers include Audi, BMW, DaimlerChrysler, Mitsubishi Electric, Mitsui Chemicals, Peugeot~~-~~Citroën, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

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